Exhibit 99.1

ISSI Announces Fourth Quarter And Fiscal 2014 Results

MILPITAS, Calif., Oct. 29, 2014 /PRNewswire/ -- Integrated Silicon Solution, Inc. (Nasdaq: ISSI) today reported financial results for the fourth quarter and fiscal year ended September 30, 2014.

Fourth Fiscal Quarter and Recent Highlights:

  Reported total revenue of $84.2 million, compared to $84.8 million in the third fiscal quarter of 2014 and $78.4 million in the fourth fiscal quarter of 2013;
  Automotive revenue increased 8.7% sequentially;
  Gross margin was 35.3%, compared to 34.5% in the third fiscal quarter of 2014 and 33.1% in the fourth fiscal quarter of 2013;
  GAAP net income was $0.09 per diluted share and non-GAAP net income was $0.18 per diluted share – both GAAP and non-GAAP EPS include a $0.03 per share tax rate charge;
  Generated $11.4 million in cash flow from operations and ended the quarter with cash and short-term investments of $140.0 million; and
  Executed an agreement with Spansion Inc. to develop and supply HyperRam™ products.

Fiscal Year 2014 Highlights:

  Revenue grew to $329.0 million, an increase of 7.0% compared to fiscal 2013;
  Automotive revenue increased 10.8% and IMM revenue increased 33.5% over the prior year;
  GAAP net income was $23.3 million, or $0.74 per diluted share, and non-GAAP net income was $26.4 million, or $0.83 per diluted share;
  Announced the industry's first 115C DRAM for automotive applications, an 8Gb DDR3/DDR3L solution for communications customers and an expanded high performance Serial NOR Flash product line;
  Realized aggregate gains of $9.2 million on sales of a portion of the Company's shares of Nanya Technology Corporation; and
  Announced a quarterly cash dividend program, with a dividend of $0.06 per share paid on August 15, 2014 and a dividend of $0.06 per share to be paid on November 21, 2014, to stockholders of record as of November 10, 2014.

"During the fourth quarter, revenue continued to grow in our automotive and IMM end markets, which represented approximately 70% of our revenue, while our communications and consumer markets declined due to greater than anticipated weakness in Asia combined with wafer shortages from one of our flash foundries," said Scott Howarth, ISSI's President and CEO. "Over the past year, IMM revenue grew 34% as key global customers transitioned volume to ISSI in recognition of our increasing role as a strategic long-term supplier. We also continued to grow revenue in the automotive market as we expanded our automotive product offerings with high density DDR2 and DDR3, plus flash and analog solutions.

"Looking ahead to fiscal 2015, we believe we are well positioned for growth across our markets. Our expanded specialty memory portfolio has been a key contributor to increases in market share and customer penetration, particularly with automotive and industrial accounts. Although it is too early to predict a rebound in the communications market, we continue to see strong design activity that should prove beneficial to ISSI when the market returns to growth. We remain focused on continued growth, improved profitability and strong cash generation to support our dividend program and create increasing value for our stockholders."

Fourth Fiscal Quarter 2014 Results
Revenue in the fourth fiscal quarter ended September 30, 2014 was $84.2 million, compared to $84.8 million in the third quarter of 2014 and $78.4 million in the fourth fiscal quarter of 2013. Revenue in the fourth fiscal quarter of 2014 consisted of $76.2 million of SRAM and DRAM revenue, $5.9 million of NOR flash revenue, and $2.1 million of analog revenue. SRAM and DRAM revenue increased 9.0% over the September 2013 quarter.

GAAP gross margin in the fourth fiscal quarter was 35.3%, compared to 34.5% in the June 2014 quarter and 33.1% in the September 2013 quarter.

GAAP net income in the fourth fiscal quarter of 2014 was $2.8 million, or $0.09 per diluted share, compared to GAAP net income of $6.2 million, or $0.19 per diluted share, in the June 2014 quarter and GAAP net income of $4.7 million, or $0.15 per share, in the September 2013 quarter.

Non-GAAP net income in the September 2014 quarter was $5.8 million, or $0.18 per diluted share, compared to $7.9 million, or $0.25 per diluted share, in the June 2014 quarter and $6.1 million, or $0.20 per diluted share, in the September 2013 quarter.

Our GAAP and non-GAAP net income per share in the September 2014 quarter were each reduced by $0.03 per share due to adjustments to the income tax rate as a result of a greater than expected portion of profit in higher tax jurisdictions.

Non-GAAP results exclude stock based compensation, amortization of intangibles related to acquisitions, gains on the sales of investments, and non-cash tax expense related to the utilization of previously recorded deferred tax assets. A reconciliation of GAAP results to non-GAAP results is provided in the financial statement tables following the text of this press release.

Fiscal 2014 Results:
Revenue for the fiscal year ended September 30, 2014 was $329.0 million, an increase of 7.0% from $307.6 million in fiscal 2013. DRAM and SRAM revenue in fiscal 2014 was $294.2 million, an increase of 9.2% from fiscal 2013. GAAP gross margin in fiscal 2014 was 34.1%, compared to 33.0% in fiscal 2013.

GAAP net income in fiscal 2014 was $23.3 million, or $0.74 per share, compared to GAAP net income in fiscal 2013 of $17.5 million, or $0.59 per diluted share. Non-GAAP net income in fiscal 2014 was $26.4 million, or $0.83 per diluted share, compared to $24.2 million, or $0.81 per diluted share, in fiscal 2013.

Cash, cash equivalents and short-term investments totaled $140.0 million at September 30, 2014, compared with $141.6 million at September 30, 2013.

Dividend Payment
The ISSI Board of Directors has approved a dividend of $0.06 per share to be paid on November 21, 2014, to stockholders of record as of November 10, 2014.

December Quarter Outlook
The Company expects total revenue for the December quarter to range between $80.0 and $85.0 million, consisting of SRAM and DRAM revenue of between $73.0 million and $76.5 million, NOR flash revenue of between $5.5 million and $6.0 million, and analog revenue of between $1.5 million and $2.5 million. Gross margin for the December quarter is expected to range between 34.5% and 35.5%. Operating expenses are expected to range between $23.0 million and $24.0 million. GAAP net income is expected to be between $0.10 and $0.14 per diluted share and non-GAAP net income is expected to range between $0.18 and $0.22 per diluted share.

Conference Call Information
A conference call will be held today at 7:00 a.m. Pacific Time to discuss the Company's fourth quarter and fiscal 2014 financial results. To access ISSI's conference call via telephone, dial 800-768-6563 by 6:50 a.m. Pacific Time. The participant passcode is 5123006. The call will also be webcast from ISSI's website at http://www.issi.com.

Non-GAAP Financial Information
In addition to disclosing results determined in accordance with GAAP, ISSI discloses its non-GAAP operating income, provision for income taxes and net income for certain periods that exclude stock based compensation, the amortization of intangibles related to acquisitions, gains on sales of investments, and non-cash tax expense related to the utilization of previously recorded deferred tax assets. When presenting non-GAAP results, the Company includes a reconciliation of the non-GAAP results to the results under GAAP. Management believes that including the non-GAAP results assists investors in assessing the Company's operational performance and its performance relative to its competitors. The Company has presented its non-GAAP results as a complement to its results provided in accordance with GAAP, and these results should not be regarded as a substitute for GAAP. Management uses non-GAAP measures to plan and forecast future periods, to establish operational goals, to compare with its business plan and individual operating budgets, to assist the public in measuring the Company's performance, to allocate resources and, relative to the Company's historical financial performance, to enable comparability between periods. Management also considers such non-GAAP results to be an important supplemental measure of its performance. The economic substance behind management's decision to use such non-GAAP measures relates to the non-GAAP measures being a useful measure of the potential future performance of the Company's business. In line with common industry practice and to help enable comparability with other technology companies, the Company's non-GAAP presentation excludes the impact of the items described above. Other companies may calculate non-GAAP results differently than the Company, limiting its usefulness as a comparative measure. In addition, such non-GAAP measures may exclude financial information that some may consider important in evaluating the Company's performance. Management compensates for the foregoing limitations of non-GAAP measures by presenting certain information on both a GAAP and non-GAAP basis and providing reconciliations of the GAAP and non-GAAP measures.

About the Company
ISSI is a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) automotive, (ii) communications, (iii) industrial, medical, and military, and (iv) digital consumer. The Company's primary products are low, medium and high density DRAM and high speed and low power SRAM. The Company also designs and markets NOR flash products and high performance analog and mixed signal integrated circuits. ISSI is headquartered in Silicon Valley with worldwide offices in Taiwan, Japan, Singapore, China, Europe, Hong Kong, India, and Korea. Visit our web site at http://www.issi.com/.

Forward Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning our increasing role as a strategic supplier, being well positioned for growth in our markets, strong design activity that should prove beneficial to ISSI when the market returns to growth, remaining focused on continued growth, improved profitability and strong cash generation to support our dividend program and create increasing value for our stockholders and our outlook for the December 2014 quarter with respect to total revenue, SRAM and DRAM revenue, NOR flash revenue, analog revenue, gross margin, operating expenses and GAAP and Non-GAAP net income per share are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include supply and demand conditions in the market place (especially in the automotive market and the IMM market), unexpected reductions in average selling prices for our products, our ability to sell our products in our key markets (including automotive and IMM) and the pricing and gross margins achieved on such sales, our ability to continue to control or reduce operating expenses, our ability to obtain a sufficient supply of wafers, wafer pricing, our ability to maintain sufficient inventory of products to satisfy customer orders, our ability to realize the expected benefits of our acquisitions including maintaining relationships with key customers, vendors and employees, changes in manufacturing yields, order cancellations, order rescheduling, product warranty claims, competition, the level and value of inventory held by OEM customers, the outcome of any existing or future litigation involving intellectual property or other matters or other risks listed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended September 30, 2013 and Form 10-Q for the period ended June 30, 2014. In addition, the financial information in this press release is unaudited and subject to any adjustments that may be made in connection with the year-end audit. The Company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

	Integrated Silicon Solution, Inc.
	Condensed Consolidated Statements of Income
	(Unaudited)
	(In thousands, except per share data)

	Three Months Ended			Fiscal Year Ended

	September 30,	June 30,	September 30,	September 30,	September 30,
	2014	2014	2013	2014	2013

Net sales	$ 84,152	$ 84,834	$ 78,392	$ 328,977	$ 307,570
Cost of sales	54,471	55,538	52,458	216,721	206,109
Gross profit	29,681	29,296	25,934	112,256	101,461

Operating expenses:
Research and development	12,880	10,978	9,925	45,243	40,839
Selling, general and administrative	11,450	11,942	11,316	46,295	43,964
Impairment of goodwill	-	-	-	-	-
Total operating expenses	24,330	22,920	21,241	91,538	84,803

Operating income	5,351	6,376	4,693	20,718	16,658
Interest and other income (expense), net	204	99	(183)	1,109	1,146
Gain on sale of investments	-	2,140	2,878	11,300	12,217

Income before income taxes	5,555	8,615	7,388	33,127	30,021
Provision for income taxes	2,697	2,388	2,658	9,638	12,277

Consolidated net income	2,858	6,227	4,730	23,489	17,744

Net income attributable to
noncontrolling interests	(26)	(41)	(32)	(224)	(196)

Net income attributable to ISSI	$ 2,832	$ 6,186	$ 4,698	$ 23,265	$ 17,548

Basic net income per share	$ 0.09	$ 0.20	$ 0.16	$ 0.77	$ 0.62
Shares used in basic per share calculation	30,699	30,312	28,928	30,037	28,223

Diluted net income per share	$ 0.09	$ 0.19	$ 0.15	$ 0.74	$ 0.59
Shares used in diluted per share calculation	32,383	31,963	30,372	31,623	29,694

Reconciliation of GAAP to Non-GAAP Financial Measures
	Three Months Ended			Fiscal Year Ended
	(In thousands, except per share data)

	September 30,	June 30,	September 30,	September 30,	September 30,
	2014	2014	2013	2014	2013

Operating income:
GAAP operating income	$ 5,351	$ 6,376	$ 4,693	$ 20,718	$ 16,658
Adjustments:
Chingis intangible asset amortization	347	347	347	1,388	1,352
Chingis acquisition related inventory write up	-	-	-	-	492
Stock-based compensation expense	1,507	1,539	1,568	6,092	5,941
Total adjustments	1,854	1,886	1,915	7,480	7,785
Non-GAAP operating income	$ 7,205	$ 8,262	$ 6,608	$ 28,198	$ 24,443

Provision for income taxes:
On a GAAP basis	$ 2,697	$ 2,388	$ 2,658	$ 9,638	$ 12,277
Adjustments:
Non-cash tax expense	1,138	1,204	1,335	2,954	6,691
Tax impact of gains on sale of investments	-	749	1,052	3,955	4,357
Total adjustments	1,138	1,953	2,387	6,909	11,048
Non-GAAP provision for income taxes	$ 1,559	$ 435	$ 271	$ 2,729	$ 1,229

Net income attributable to ISSI:
On a GAAP basis	$ 2,832	$ 6,186	$ 4,698	$ 23,265	$ 17,548
Adjustments:
Chingis intangible asset amortization	347	347	347	1,388	1,352
Chingis acquisition related inventory write up	-	-	-	-	492
Stock-based compensation expense	1,507	1,539	1,568	6,092	5,941
Gain on sales of investment	-	(2,140)	(2,878)	(11,300)	(12,217)
Non-cash tax expense	1,138	1,204	1,335	2,954	6,691
Tax impact of gains on sale of investments	-	749	1,052	3,955	4,357
Total adjustments	2,992	1,699	1,424	3,089	6,616
Non-GAAP net income	$ 5,824	$ 7,885	$ 6,122	$ 26,354	$ 24,164

Shares used in Non-GAAP net income per share:
Basic	30,699	30,312	28,928	30,037	28,223
Diluted	32,383	31,963	30,372	31,623	29,694

Non-GAAP net income per share:
Basic	$ 0.19	$ 0.26	$ 0.21	$ 0.88	$ 0.86
Diluted	$ 0.18	$ 0.25	$ 0.20	$ 0.83	$ 0.81

Integrated Silicon Solution, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	September 30,
	2014	2013
	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$ 137,534	$ 119,997
Restricted cash	1,000	-
Short-term investments	1,477	21,558
Accounts receivable, net	50,458	46,088
Inventories	85,093	68,469
Other current assets	18,901	16,928

Total current assets	294,463	273,040
Property and equipment, net	58,847	46,504
Purchased intangible assets, net	5,093	6,626
Goodwill	9,178	9,178
Other assets	32,761	26,521
Total assets	$ 400,342	$ 361,869

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 54,554	$ 50,229
Accrued compensation and benefits	9,875	8,072
Accrued expenses	11,365	7,357
Current portion of long-term debt	195	195

Total current liabilities	75,989	65,853

Long-term debt	4,339	4,534
Other long-term liabilities	5,456	8,712

Total liabilities	85,784	79,099

Commitments and contingencies

Stockholders' equity:
Common stock	3	3
Additional paid-in capital	364,587	343,947
Accumulated deficit	(51,076)	(72,498)
Accumulated other comprehensive income (loss)	(1,044)	9,121

Total ISSI stockholders' equity	312,470	280,573

Noncontrolling interest	2,088	2,197

Total stockholders' equity	314,558	282,770
Total liabilities and stockholders' equity	$ 400,342	$ 361,869

(1) Derived from audited financial statements.

CONTACT: John M. Cobb, Chief Financial Officer, Investor Relations, (408) 969-6600, ir@issi.com; Shelton Group, Leanne Sievers, EVP, P: 949-224-3874, E: lsievers@sheltongroup.com; Matt Kreps, Managing Director, P: 214-272-0073, E: mkreps@sheltongroup.com